Exhibit 99.2

CONSENT OF MOELIS & COMPANY LLC

August 12, 2024

Board of Directors

Spirit AeroSystems Holdings, Inc.

3801 South Oliver St.

Wichita, KS 67210

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated June 30, 2024, to the Board of Directors of Spirit AeroSystems Holdings, Inc. (“Spirit”) as Annex B to, and to the references thereto under the headings “Summary—Opinion of Moelis & Company LLC, Financial Advisor to Spirit”, “Risk Factors—Risks Related to Boeing After Completion of the Merger”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the Spirit Board and Its Reasons for the Merger”, “The Merger—Spirit Unaudited Forecasted Financial Information” and “The Merger—Opinion of Moelis & Company LLC, Financial Advisor to Spirit” in, the proxy statement/prospectus relating to the proposed merger involving Spirit and The Boeing Company, which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of the Boeing Company (the “Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Moelis & Company LLC

MOELIS & COMPANY LLC